Exhibit 10.2

COREWEAVE, INC.
PURCHASE ORDER
GH HARDWARE
4/1/2021 (THE “EFFECTIVE DATE”)

This Purchase Order (this “Purchase Order”) sets forth the terms and conditions of the purchase from CoreWeave, Inc., a Delaware corporation (the “Seller”), by TTM Digital Assets & Technologies, Inc., a Nevada corporation (the “Buyer”). Each of CoreWeave and TTM is a “Party” and collectively CoreWeave and TTM are the “Parties.” This Purchase Order is effective as of the Effective Date set forth above.

Hardware; Price:	[Redacted] of EThash equivalent mining hardware (the “Equipment”) shall be sold on a ‘lease-to-buy’ basis to the Buyer at a rate of $18,000/GH (the “Purchase Price”).

Deposit:	$50,000 due and payable by Buyer as of the Effective Date and credited towards the Purchase Price.

Lease to Buy:	All Revenue (as defined below) generated by operation of the Equipment from the Effective Date until payment of the balance of the Purchase Price pursuant to the paragraph below shall be credited against the Purchase Price.

Revenue (as defined below) generated by operation of the Equipment is retained by the Seller as lease payments until Buyer fully pays down the outstanding balance of the Purchase Price, which Purchase Price is due the earlier of (a) 180 days from the Effective Date, or (b) [Redacted]. Title to the Equipment shall transfer to the Seller upon payment of the Purchase Price.

Quality of Mining Hardware:	Seller mining hardware shall be comprised of NVIDIA [Redacted] systems. Serial numbers of the Equipment will be attached hereto as Appendix A.

Limited Warranty:	CoreWeave represents and warrants that the Equipment is in working order and condition prior to and as of the Effective Date. Notwithstanding, CoreWeave expressly disclaims any other express, implied or statutory warranties with respect to the Equipment, including, without limitation, warranties of merchantability, satisfactory quality or fitness for a particular purpose. The representation and warranty contained herein shall remain in effect through payment of the Purchase Price, at which time, it shall expire when Buyer takes title of the Equipment. Notwithstanding anything to the contrary, if Buyer secures insurance for the Equipment during the payment term of this Purchase Order, then until payment of the Purchase Price and transfer of title, Buyer shall cause Seller to be named as “Additional Insured” on said insurance policy.

Hosting Facility:	Buyer shall specify the location(s) of the hosting facility or facilities for the Equipment. However, Seller shall offer Buyer hosting pursuant to a “Hosting Order” for the term specified therein. Any and all expenses arising from or related to the movement of the Equipment shall be borne by the Buyer. If Buyer is using Seller’s contracted hosting facility or facilities, the terms and conditions will be set forth in the Hosting Order between the Parties.

Definitions:	“Revenue” shall mean all proceeds associated with the mining and processing of cryptocurrency assets from the Equipment or otherwise generated.

Agreed and accepted this 30th day of March, 2021:

Seller:		Buyer:
CoreWeave, Inc.		TTM Digital Assets & Technologies, Inc.

By:	/s/ Brian Venturo	By:	/s/ Peter Salanki
	Brian Venturo, CTO		Peter Salanki, President

Appendix A:

(Redacted - Commercially Sensitive Information)